UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kohler, John C.

   c/o  TELLABS OPERATIONS, INC.
            4951 Indiana Avenue
   Lisle, IL  60532
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Tellabs Operations, Inc.  (Subsidiary of Issuer)
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |2/1/99|A(1)| |25                |A  |           |                   |      |                           |
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Common Stock               |2/25/9|M   | |40,000            |A  |$1.5313    |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/9|S   | |8,800             |D  |$78.5625   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/9|S   | |1,500             |D  |$78.50     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/9|S   | |4,000             |D  |$78.375    |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/9|S   | |4,600             |D  |$78.125    |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/9|S   | |21,100            |D  |$78.00     |24,265             |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |263                |I     |(2)                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options|$1.5313 |2/25/|M   | |40,000     |D  |(3)  |11/4/|Common Stock|40,000 |       |180,000     |D  |            |
 (Rights to Buy)      |        |99   |    | |           |   |     |02   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Acquisition by reporting person of 25 shares as an anniversary award from issuer's employee stock award program.
(2) These shares are held for the benefit of the reporting person in the Tellabs Advantage Plan.
(3) All shares become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant
date.
SIGNATURE OF REPORTING PERSON
/s/ John C. Kohler
DATE
March 10, 1999